Exhibit 99.1

Patriot Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing July 6, 2026

Radnor, PA, July 6, 2026 (GLOBE NEWSWIRE) -- -- Patriot Acquisition Corp, (Nasdaq: PTACU) (the “Company”), announced today that, commencing July 6, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on The Nasdaq Stock Market under the symbols “PTAC” and “PTACW,” respectively. Those units not separated will continue to trade on The Nasdaq Stock Market under the symbol “PTACU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

A registration statement relating to the securities was declared effective on May 13, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Company is a blank check company formed for the purpose of completing a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company currently intends to concentrate its efforts in identifying businesses in the financial industry group (FIG Sector), with a focus on fee-based fintech, specialty finance and digital banking companies. However, it may pursue an acquisition opportunity in any business or industry or at any stage of its corporate evolution.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts

Patriot Acquisition Corp.
Tom Cestare

tcestare@patriotfp.com
(215) 399-4650